Exhibit 10.3
Amended and Restated Employment Agreement
This Amended and Restated Employment Agreement (this “Agreement”) is made as of October 9, 2025 (“Effective Date”) by and between Alliance Laundry Holdings Inc. a Delaware corporation (the “Company”), and Michael D. Schoeb (“Executive”) and it amends and restates the Employment Agreement dated as of November 9, 2015 between Executive and Alliance Laundry Systems LLC, a wholly-owned indirect subsidiary of the Company (along with all amendments thereto preceding this Agreement, the “Prior Employment Agreement”).
WHEREAS, the Company and Executive wish to enter into this Agreement setting forth the terms and conditions of Executive’s employment.
NOW, THEREFORE, in consideration of the premises and mutual benefits to be derived herefrom and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Company and Executive, the parties agree as follows.
SECTION 1.    Employment; Term. The Company hereby agrees to employ Executive, and Executive hereby accepts employment with the Company, in accordance with and subject to the terms and conditions set forth in this Agreement. The term of employment under this Agreement (the “Term”) shall be the period commencing on October 9, 2025 and continuing for three years thereafter, as may be extended in accordance with this Section 1 and subject to earlier termination in accordance with Section 4. The Term shall be extended automatically without further action by either party by one additional year (added to the end of the Term), and then on each succeeding annual anniversary thereafter, unless either party shall have given written notice to the other party at least 90 days prior to the date upon which such extension would otherwise have become effective electing not to further extend the Term. Upon such election, Executive’s employment shall terminate on the date upon which such extension would otherwise have become effective, unless earlier terminated in accordance with Section 4. A notice of non-renewal of the Term by the Company pursuant to this Section 1 shall be deemed to be a termination without Cause by the Company for purposes of this Agreement as of the end of the Term.
SECTION 2.    Position and Duties. During the Term, Executive will serve as Chief Executive Officer of the Company and as an officer or director of any subsidiary or affiliate of the Company if elected or appointed to such positions, as applicable, during the Term. In such capacities, Executive shall perform such duties and shall have such responsibilities as are normally associated with such positions, and as otherwise may be assigned to Executive from time to time by or upon the authority of the board of directors of the Company (the “Board”). Subject to Section 4(e), Executive’s functions, duties and responsibilities are subject to reasonable changes as the Company may in good faith determine from time to time. Executive hereby agrees to accept such employment and to serve the Company and its subsidiaries and affiliates to the best of Executive’s ability in such capacities, devoting all of Executive’s business time to such employment. Notwithstanding the foregoing, during the Term, Executive may (a) participate in charitable, civic, educational, professional, community or industry affairs, but service on any board shall be subject to clause (b); (b) with prior written consent for each individual board position (which may be granted or denied in the Board’s reasonable discretion), serve as a member of the boards of directors of for profit and not for profit entities; and (c) manage Executive’s passive personal investments, so long as such activities, individually or in the aggregate, do not materially interfere with Executive’s duties hereunder or create an actual or potential business or fiduciary conflict. Executive is not required or expected to relocate full time; however, Executive acknowledges that, at the Company’s expense, he is expected to engage in business travel, including to other Company locations, from time to time as appropriate to perform his duties hereunder.
SECTION 3.    Compensation.
a.    Base Salary. During the Term, Executive will receive a base salary of $945,000 per annum, payable in accordance with the Company’s regular payroll practices. In the event that the Company, in its sole discretion, from time to time determines to increase Executive’s base salary, such increased amount shall, from and after the effective date of such increase, constitute the “base salary” of Executive for purposes of this Agreement.
b.    Incentive Compensation. Executive shall have the opportunity annually to earn incentive compensation (“Incentive Compensation”) during the Term in amounts determined by the Compensation Committee of the Board (the “Compensation Committee”) in its sole discretion in accordance with the applicable incentive compensation plan of the Company as in effect from time to time (the “Bonus Plan”). Under the Bonus Plan, Executive’s target annual incentive opportunity shall be no less than 112.5% of Executive’s base salary (the “Target Bonus”), with Executive eligible for a maximum payout equaling two times the Target Bonus. All Incentive Compensation shall be subject to the applicable terms and conditions of the Bonus Plan.
c.    Expense Reimbursement. Subject to Section 4(k), during the Term the Company shall reimburse Executive for all reasonable and necessary travel and other business expenses incurred by Executive in connection with the performance of Executive’s duties under this Agreement, on a timely basis in accordance with the Company’s standard policies and procedures.
d.    Employee Benefits. During the Term, Executive shall be entitled to participate, without discrimination or duplication, in any and all medical insurance (including executive physical medical benefits), group health, disability, life insurance, accidental death and dismemberment insurance, 401(k) or other retirement, deferred compensation, stock ownership and such other plans and programs which are made generally available by the Company to similarly situated executives of the Company in accordance with the terms of such plans and programs and subject to the right of the Company (or its applicable affiliate) to at any time amend or terminate any such plan or program. Executive shall also be entitled to executive concierge medical benefits, not to exceed $5,000 per year. Executive shall be entitled to no less than five weeks of paid vacation each year, in addition to any holidays and other time off afforded under the Company’s policies in effect from time to time. The Company shall provide the use of the Company’s private plane for personal use by the Executive for up to twenty-five (25) flight hours per year, the timing and use of such flight hours to be determined in good faith between the Board and the Executive; provided that such use is also in accordance with any applicable aircraft usage policy or procedures that the Company may maintain from time to time.
e.    Taxes. Payment of all compensation and benefits to Executive under this Agreement shall be subject to all legally required and customary withholdings. The Company shall not be liable for, nor shall it be required to indemnify Executive for or otherwise hold Executive harmless from, any adverse tax effect, liability or penalty associated with the compensation and benefits payable to Executive under this Agreement (including any such adverse tax effect, liability or penalty that may be imposed under Section 4999 of the Code, or any similar tax imposed by state or local law, or Section 409A of the Code (“Section 409A”)).
SECTION 4.    At-Will Employment; Termination of Employment. Notwithstanding anything to the contrary in this Agreement, this Agreement does not constitute a contract of employment for any specific period of time but rather creates an “at-will” employment relationship that the Company may terminate at any time with or without Cause (as defined below). Any termination of Executive’s employment prior to the end of the Term shall be in accordance with the terms described in this Section 4, and the Term shall automatically terminate upon any termination of Executive’s employment.
a.    Termination by Executive for Other than Good Reason. Executive may terminate Executive’s employment hereunder for any reason other than Good Reason upon 60 days’ prior written notice to the Company referring to this Section 4(a). In the event Executive terminates Executive’s employment for other than Good Reason, Executive shall be entitled only to the following compensation and benefits (the payments set forth in Sections 4(a)(i) - 4(a)(iii), collectively, the “Standard Termination Payments”):
(i)    any accrued but unpaid base salary for services rendered by Executive through the date of such termination, along with payment for any accrued but unused vacation time, both payable in accordance with the Company’s regular payroll practices;
(ii)    any vested non-forfeitable amounts owing or accrued at the date of such termination under benefit plans, programs and arrangements in which Executive participated during the Term (which will be paid under the terms and conditions of such plans, programs, and arrangements); and
(iii)    any reasonable business expenses and disbursements incurred by Executive prior to such termination, which will be reimbursed in accordance with Section 3(c).
b.    Termination By Reason of Death. If Executive dies during the Term, the last beneficiary designated by Executive by written notice to the Company (or, in the absence of such designation, Executive’s estate) shall be entitled to:
(i)    the Standard Termination Payments; and

(ii)    notwithstanding anything in any equity plan or award agreements thereunder to the contrary, immediate vesting and exercisability (to the extent applicable) of Executive’s outstanding time-based equity awards, and continued vesting of all performance-based awards, which will be eligible to vest and settle based on actual performance at the end of the applicable performance period. Except as provided in this Section 4(b)(ii), Executive’s equity awards will remain subject to the terms and conditions of the applicable equity plan and award agreements thereunder (including, to the extent applicable, performance-based vesting terms and forfeiture of performance-based awards to the extent so provided under the applicable award agreements due to failure to satisfy the applicable performance-based vesting terms), and no provision hereof will be construed as to limit the actions that may be taken under, or to violate the terms of, such equity plan.
c.    Termination By Reason of Total Disability. The Company may terminate Executive’s employment in the event of Executive’s “Total Disability.” For purposes of this Agreement, “Total Disability” shall mean Executive’s inability to perform the customary duties of his position of employment by reason of any medically determinable physical or mental impairment that can be expected to result in death or that can be expected to last for a continuous period of not less than 12 months. The Company may require such medical or other evidence as it deems necessary to judge the nature and permanency of Executive’s condition. In the event that Executive’s employment is terminated by the Company by reason of Total Disability, Executive shall not be entitled to:
(i)    the Standard Termination Payments; and
(ii)    notwithstanding anything in any equity plan or award agreements thereunder to the contrary, immediate vesting and exercisability (to the extent applicable) of Executive’s outstanding time-based equity awards, and continued vesting of all performance-based awards, which will be eligible to vest and settle based on actual performance at the end of the applicable performance period. Except as provided in this Section 4(c)(ii), Executive’s equity awards will remain subject to the terms and conditions of the applicable equity plan and award agreements thereunder (including, to the extent applicable, performance-based vesting terms and forfeiture of performance-based awards to the extent so provided under the applicable award agreements due to failure to satisfy the applicable performance-based vesting terms), and no provision hereof will be construed as to limit the actions that may be taken under, or to violate the terms of, such equity plan.
d.    Termination by the Company for Cause. The Company may terminate the employment of Executive at any time for Cause. For purposes of this Agreement, “Cause” shall mean: (i) Executive’s conviction, plea of guilty or nolo contendere of (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (ii) Executive’s dishonest statements or acts with respect to the Company or any affiliate, or any current or prospective customers, suppliers vendors or other third parties with which such entity does business which causes or is reasonably expected to cause material harm to the Company; (iii) Executive’s gross negligence, willful misconduct or insubordination with respect to the Company or any affiliate which causes or is reasonably expected to cause material harm to the Company; or (iv) Executive’s material violation of any provision of any agreements between Executive and the Company relating to noncompetition, nonsolicitation, nondisclosure and/or assignment of inventions; provided that, upon the occurrence of one or more conditions specified in clauses (ii) through (iv) above, the Company shall provide notice to Executive of the existence of such condition(s) and Executive shall have 30 days following receipt of such notice to cure such condition(s) to the extent curable, and any failure by Executive to correct such condition(s) shall result in any termination of Executive’s employment during the 60-day period following such 30-day period to be deemed a termination for Cause. In the event Executive’s employment is terminated for Cause, Executive shall not be entitled to receive any compensation or benefits under this Agreement except for the Standard Termination Payments.
e.    Termination by the Company without Cause or by Executive for Good Reason. The Company may terminate Executive’s employment at any time without Cause, and Executive may terminate Executive’s employment for Good Reason. For purposes of this Agreement “Good Reason” shall mean the occurrence of one or more of the following, without Executive’s prior written consent: (i) a material diminution in Executive’s title, position, duties, authorities or responsibilities or a material detrimental change in Executive’s reporting relationship; (ii) a material reduction by the Company of Executive’s then-current annual target compensation (which, for the avoidance of doubt, is comprised of annual base salary, annual target bonus and target value of annual equity-based awards), other than prior to a “Change of Control” (as defined in the Equity Plan), any reduction that (A) is generally applicable to senior leadership team executives of the Company and (B) does not exceed 15% of Executive’s then-current annual target compensation in the aggregate; and (iii) any material breach by the Company of any agreement between Executive and the Company; provided that no such event shall constitute Good Reason unless Executive notifies the Company of the occurrence of such event within 30 days after Executive first knows or should have known (after reasonable inquiry) of such occurrence, the Company fails to cure such event within 90 days after receipt of such notice and Executive terminates employment within 30 days following the end of such cure period. In the event that Executive’s employment is terminated by the Company without Cause (including, for the avoidance of doubt, non-renewal of the Term by the Company pursuant to Section 1) or by Executive for Good Reason (and not, for the avoidance of doubt, due to a notice of non-renewal of the Term by the Executive pursuant to Section 1), and subject to Executive’s execution and non-revocation of the Release (as defined below) no later than 52 days after the date of Executive’s termination of employment (such date, the “Release Effective Date”), the Company shall pay or provide the following amounts to Executive; provided that, the first such payment shall be made on the first payroll date occurring on or after the Release Effective Date and shall include payment of any amounts that would otherwise be due prior thereto:
(i)    the Standard Termination Payments;
(ii)    an amount equal to the Executive’s base salary then in effect (without giving effect to any reduction giving rise to Executive’s right to a resignation for Good

Reason), payable in equal installments in accordance with the Company’s normal payroll practices over a period of 24 months after such termination;
(iii)    an amount equal to 200% of Executive’s Target Bonus in effect for the year in which such termination occurs (without giving effect to any reduction giving rise to Executive’s right to a resignation for Good Reason), payable in equal installments in accordance with the Company’s normal payroll practices over a period of 24 months after such termination;
(iv)    if Executive maintains health coverage under the Company’s group health plan on the date of such termination, then regardless of whether Executive elects COBRA continuation coverage, an amount equal to the product of (A) the monthly COBRA premium that Executive would be required to pay to continue the level of group health coverage in effect on the date of such termination (with such amount based on the applicable monthly premium in effect on such date) and (B) 24, payable in a single, taxable lump-sum on the first payroll date occurring on or after the Release Effective Date; and
(v)    notwithstanding anything in any equity plan or award agreements thereunder to the contrary, a “Pro Rata Portion” of all of Executive’s outstanding equity awards that are unvested and exercisable (to the extent applicable), with all applicable time-based awards to be settled on the Release Effective Date and all applicable performance-based awards, eligible to vest and settle based on actual performance at the end of the applicable performance period. For purposes of the Agreement, “Pro Rata Portion” means a number of equity awards, equal to the number of shares of the Company’s common stock subject to such equity award multiplied by a fraction, the numerator of which is equal to the number of days elapsed from the applicable grant date through the date that Executive’s employment is terminated, inclusive, and the denominator of which is the total number of days in the vesting schedule for such equity award; provided that, the pro rata portion shall be reduced by the number of shares of the Company’s common stock subject to any portion of the equity award that has otherwise vested on or prior to the date of such termination. Except as provided in this Section 4(e)(v), Executive’s equity awards will remain subject to the terms and conditions of the applicable equity plan and award agreements thereunder (including, to the extent applicable, performance-based vesting terms and forfeiture of performance-based awards to the extent so provided under the applicable award agreements due to failure to satisfy the applicable performance-based vesting terms), and no provision hereof will be construed as to limit the actions that may be taken under, or to violate the terms of, such equity plan.
f.    Termination by the Company without Cause or by Executive for Good Reason in Connection with a Change of Control. In the event Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason pursuant to 4(e) and such termination occurs on, or within two years immediately following, a Change of Control

(such period, the “Change of Control Period”), Executive shall be entitled (without duplication) to the payments and benefits described below:
(i)    the Standard Termination Payments;
(ii)    an amount equal to three times the Executive’s base salary then in effect (without giving effect to any reduction giving rise to Executive’s right to a resignation for Good Reason);
(iii)    an amount equal to 300% of Executive’s Target Bonus in effect for the year in which such termination occurs (without giving effect to any reduction giving rise to Executive’s right to a resignation for Good Reason);
(iv)    eligibility to receive the benefit described in Section 4(e)(iv) above, except that the numerical figure in 4(e)(iv)(B) shall read 36; and
(v)    notwithstanding anything in any equity plan or award agreements thereunder to the contrary, immediate vesting and exercisability (to the extent applicable) of Executive’s outstanding equity awards, with all performance conditions (appropriately prorated through the date of such termination) deemed satisfied at the greater of target and actual level of performance, on the date of termination. Except as provided in this Section 4(f)(v), Executive’s equity awards will remain subject to the terms and conditions of the applicable equity plan and award agreements thereunder, and no provision hereof will be construed as to limit the actions that may be taken under, or to violate the terms of, such equity plan.
Subject to Executive’s execution and non-revocation of the Release, the cash severance amounts described in Sections 4(f)(ii)-(iv) will be paid in a single lump-sum payment on the first payroll date occurring on or after the Release Effective Date; provided, however, that in the event any portion of such cash severance amounts would constitute “deferred compensation” within the meaning of Section 409A, then the amount of cash severance payable under this Section 4(f) will be reduced by the aggregate amount of such portion, which will instead be paid on the payment schedule applicable to the cash severance amounts described in Section 4(e), without regard to this Section 4(f), and otherwise in a manner intended to comply with Section 409A. Further, the equity awards described in Section 4(f)(v) will be (A) settled within 30 days following the date of termination, or such later date as may be required to comply with Section 409A, or, (B) in the case of stock options and stock appreciation rights, exercisable through the date that is (x) three months following the date of termination or (y) the remaining exercise period provided for in the applicable award agreement, whichever is shorter.
g.    Set-Off. To the fullest extent permitted by law and provided an acceleration of income or the imposition of an additional tax under Section 409A would not result, any amounts otherwise due to Executive hereunder (including any payments pursuant to this Section 4) shall be subject to set-off with respect to any amounts Executive otherwise owes the Company or any subsidiary or affiliate thereof.

h.    No Other Benefits or Compensation. Except as may be specifically provided under this Agreement, the Company’s Senior Executive Severance and Change of Control Plan (subject to no duplication of benefits as set forth in Section 12 thereof), any other effective written agreement between Executive and the Company that expressly survives execution of this Agreement or the terms of any plan or policy applicable to Executive, Executive shall have no right to receive any other compensation from the Company or any subsidiary or affiliate thereof, or to participate in any other plan, arrangement or benefit provided by the Company or any subsidiary or affiliate thereof, with respect to any future period after such termination or resignation. Executive acknowledges and agrees that Executive is entitled to no compensation or benefits from the Company or any of its subsidiaries or affiliates of any kind or nature whatsoever in respect of periods prior to the date of this Agreement. Executive agrees that he shall not receive any fees or other compensation (including equity compensation) for Board service.
i.    Release of Employment Claims; Compliance with Section 5. Executive agrees, as a condition to receipt of any termination payments and benefits provided for in this Section 4 (other than the Standard Termination Payments), that Executive will execute a general release agreement, in substantially the form set forth under Exhibit A (the “Release”), releasing any and all claims arising out of Executive’s employment and the termination of such employment. The Company shall provide Executive with the proposed form of Release no later than seven days following the date of termination. Executive shall thereupon have 21 days or, if required by the Older Workers Benefit Protection Act, 45 days, to the Release and, if he executes the Release, shall have seven days after execution of the Release to revoke the Release. Absent such revocation, the Release shall become binding on Executive. The Company’s obligation to make any termination payments and benefits provided for in this Section 4 (other than the Standard Termination Payments) shall immediately cease if Executive willfully or materially breaches Section 5(a), 5(b), 5(c), 5(d) or 5(i).
j.    Section 280G. Notwithstanding any other provision of this Agreement or any other plan, program, agreement or arrangement to the contrary, if any of the payments or benefits provided or to be provided by the Company to Executive or for Executive’s benefit pursuant to the terms of this Agreement or otherwise (“Covered Payments”) constitute parachute payments within the meaning of Section 280G of the Code (“Section 280G”), and would, but for this provision be subject to the excise tax imposed under Section 4999 of the Code or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes, then the Covered Payments shall be either (i) reduced to the minimum extent necessary to ensure that no portion of the Covered Payments becomes subject to the excise tax or (ii) payable in full if Executive’s receipt on a net after-tax basis of the full amount of payments and benefits (taking into account the applicable federal, state, local and foreign income, employment and excise taxes) would result in Executive receiving an amount greater than the reduced amount in clause (i). In the event of a reduction of benefits under this section, the Covered Payments shall be reduced in the order that results in the greatest economic benefit to Executive in a manner that would not result in subjecting Executive to additional taxation under Section 409A. Any determination required under this section shall be made in writing, in good faith by a nationally recognized accounting firm selected by the Company. For the avoidance of doubt, in no event shall Executive be entitled to a gross up from the Company to cover any excise tax to which Executive may be subject.
k.    Section 409A.
(i)    General. It is intended that the provisions of this Agreement comply with Section 409A, and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible, and to the extent required to comply with Section 409A, no payment or benefit required to be paid under this Agreement on account of termination of the Executive’s employment shall be made unless and until Executive incurs a “separation from service” within the meaning of Section 409A or prior to the Release Effective Date. If the Company determines that any compensation or benefits provided under this Agreement constitute “deferred compensation” under Section 409A, and the period for providing the Release spans two calendar years, then regardless of when the Release is returned to the Company and becomes effective, the Release Effective Date will not be deemed to have occurred, solely for purposes of the timing of payment of compensation or benefits under this Agreement, until the later of the day that it would become effective under its terms or the first day of the latter calendar year.
(ii)    Specified Employees. If, at the time of Executive’s “separation from service” (within the meaning of Section 409A(a)(2)(A)(i)), (i) Executive is a “specified employee” (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time) and (ii) the Company shall make a good faith determination that an amount payable to Executive constitutes deferred compensation (within the meaning of Section 409A), the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Company shall not pay such amount on the otherwise scheduled payment date, but shall instead accumulate such amount and pay it, without interest, on the first business day after such six-month period. To the extent required by Section 409A, any payment or benefit that would be considered deferred compensation subject to, and not exempt from, Section 409A, payable or provided upon a termination of Executive’s employment, shall only be paid or provided to Executive upon Executive’s “separation from service” (within the meaning of Section 409A).
(iii)    Separate Payments. For purposes of Section 409A, each payment under this Agreement will be deemed to be a separate payment as permitted under Treasury Regulation Section 1.409A-2(b)(2)(iii) and, accordingly, each installment payment under this Agreement shall at all times be considered a separate and distinct payment. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.
(iv)    Reimbursement Payments. Except as specifically permitted by Section 409A or as otherwise specifically set forth in this Agreement, the benefits and reimbursements provided to Executive under this Agreement during any calendar year shall not affect the benefits and reimbursements to be provided to Executive under this Agreement in any other calendar year, and the right to such benefits and reimbursements cannot be liquidated or exchanged for any other benefit and shall be provided in accordance with Treas. Reg. Section 1.409A-3(i)(1)(iv) or any successor thereto. Further, in the case of reimbursement payments, reimbursement payments shall be made to Executive as soon as practicable following the date that the applicable expense is incurred, but in no event later than the last day of the calendar year following the calendar year in which the underlying expense is incurred.
(v)    Notwithstanding any provision of this Agreement or any other compensation or benefit plan, program, agreement or arrangement to the contrary, in light of the uncertainty with respect to the proper application of Section 409A, the Company reserves the right to amend this Agreement as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A. The Company also reserves the right to pay compensation and provide benefits under this Agreement (including under Section 3 and Section 4) in amounts, at times and in a manner that minimizes taxes, interest or penalties as a result of Section 409A. The Company makes no representations concerning the tax consequences of the compensation and benefits provided in this Agreement under Section 409A. Executive’s tax consequences shall depend, in part, upon the application of Section 409A to the relevant facts and circumstances.
SECTION 5.    Noncompetition; Non-solicitation; Nondisclosure; etc.
a.    Noncompetition; Non-solicitation. Executive hereby agrees that during the Term and for a period of two years after the termination for any reason of Executive’s employment (the “Relevant Period”), Executive shall not, directly or indirectly, (i) employ, solicit or retain, or solicit, induce or encourage any other person or entity to employ or retain, any person who is, or who at any time in the 12-month period prior to such time had been, employed or retained by the Company or any of its subsidiaries or affiliates, or solicit, induce or encourage any such person to leave employment with the Company or its affiliates, (ii) solicit any person or entity that is, or that at any time in the 12-month period prior to such time had been, a customer or client or prospective customer or client of the Company or encourage any such person or entity to cease being a customer or client of the Company or (iii) provide services, whether as principal, agent, director, officer, employee, consultant, advisor, shareholder, partner, member or otherwise, alone or in association with any other person, corporation, partnership, limited liability company, sole proprietorship or unincorporated business or any non-U.S. business entity (whether or not for profit) (any such entity, a “Business”), to any Competing Business (as defined below) in any Restricted Area; provided, however, that Executive may provide services to a Business that is engaged in one or more businesses other than the segment of such Business that constitutes a Competing Business but only to the extent that Executive does not provide services, directly or indirectly, to the segment of such Business that constitutes the Competing Business. For purposes of this Agreement, the term “Competing Business” shall mean any Business engaged in manufacturing, selling, distributing or servicing laundry equipment. For purposes of this Agreement, “Restricted Area” means any geographic area in the world in which the Company or any of its affiliates is engaged in business or any other jurisdiction or marketing area in which the Company is doing (or actively planning to do) business. Notwithstanding the foregoing, the restrictions of this Section 5(a) shall not apply to the placement of general advertisements or the use of general search firm services with respect to a particular geographic area, but which are not targeted, directly or indirectly, towards employees of the Company or any of its subsidiaries. Nothing in this Section 5(a) shall be construed as prohibiting Executive from passively owning securities of any corporation listed on a national securities exchange in an amount up to 2% of the outstanding number of such securities.
b.    Proprietary Information; Inventions. The Company directs the Executive not to, and the Executive covenants that Executive shall not, employ the trade secrets or proprietary information of any third party in connection with Executive’s employment by the Company without such party’s prior written authorization. Executive shall promptly disclose in writing and provide to the Company any original works of authorship, ideas, designs, formulae, processes, improvements, compositions of matter, computer software programs, data, information or databases, methods, procedures, systems or other inventions, discoveries, developments or improvements of any kind that Executive conceives, reduces to practice, prepares, originates, develops, improves, modifies and/or creates, solely or jointly with others, during the period of Executive’s employment, or as a result of such employment (collectively, “Inventions”), and whether or not any such Inventions also may be included within “Confidential Information” or “Trade Secret Information” (as defined below), or are patentable, copyrightable or protectable as trade secrets. Executive acknowledges and agrees that the Company is and shall be the sole and exclusive owner of all rights, title and interest in and to the Inventions and, specifically, that any copyrightable works prepared by Executive within the scope of Executive’s employment are “works for hire” under the Copyright Act, that such “works for hire” are Inventions and that the Company shall be considered the author and sole and exclusive owner of such copyrightable works. In the event that any Invention is deemed not to be a “work for hire”, or in the event that Executive should, by operation of law, be deemed to be entitled to retain any rights, title or interest in and to any Invention, Executive hereby irrevocably waives all rights, title and interest and assigns to the Company all rights, title and interest, if any, in and to such Invention, without any further consideration and regardless of any use by the Company of such Invention, when or where the Invention is developed or created or whose equipment, supplies, facilities or other resources are used in its development or creation. Executive agrees that the Company, as the owner of all Inventions, has the full and complete right to prepare and create derivative works based upon the Inventions and to use, reproduce, publish, print, copy, market, advertise, disclose, distribute, transfer, sell, publicly perform and publicly display and otherwise exploit, by all means now known or later developed, such Inventions and derivative works anywhere throughout the world and at any time during or after Executive’s employment hereunder or otherwise.
c.    Confidentiality and Surrender of Records.
(i)    Executive shall use best efforts and diligence both during and after any employment with the Company, regardless of how, when or why such employment ends, to protect the confidential, trade secret and/or proprietary character of all Confidential Information and Trade Secret Information. Executive shall not, directly or indirectly, use (for Executive’s benefit or for the benefit of any other person) or disclose any Confidential Information or Trade Secret Information, for so long as it shall remain proprietary or protectable, except as may be necessary for the performance of Executive’s duties for the Company. For purposes of this Agreement, “Confidential Information” shall mean all confidential information of the Company, regardless of the form or medium in which it is or was created, stored, reflected or preserved, that is either developed by Executive (alone or with others) or to which Executive shall have had access during any employment with the Company. Confidential Information includes, but is not limited to, Trade Secret Information, and also includes information that is learned or acquired by the Company from others with whom the Company has a business relationship in which, and as a result of which, such information is revealed to the Company. For purposes of this Agreement, “Trade Secret Information” shall mean all information, including confidential or proprietary know-how, regardless of the form or medium in which it is or was created, stored, reflected or preserved, that is not commonly known by or generally available to the public and that: (i) derives or creates economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. The Company’s Trade Secret Information may include, but is not limited to, all confidential information relating to or reflecting the Company’s research and development plans and activities; compilations of data; product plans; sales, marketing and business plans and strategies; pricing, price lists, pricing methodologies and profit margins; current and planned incentive, recognition and rewards programs and services; personnel; inventions, concepts, ideas, designs and formulae; current, past and prospective customer lists; current, past and anticipated customer needs, preferences and requirements; market studies; computer software and programs (including object code and source code); and computer and database technologies, systems, structures and architectures. Executive understands that Confidential Information and/or Trade Secret Information may or may not be labeled as such, and Executive shall treat all information that appears to be Confidential Information and/or Trade Secret Information as confidential unless otherwise informed or authorized by the Company. Nothing in this Agreement shall be construed to mean that the

Company owns any intellectual property or ideas that were conceived by Executive before Executive commenced employment with the Company and which Executive has previously disclosed to the Company. Subject to Section 5(c)(ii), nothing in this Section 5(c)(i) shall prevent Executive from complying with a valid legal requirement (whether by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information or Trade Secret Information.
(ii)    Executive shall use best efforts and diligence both during and after any employment with the Company, regardless of how, when or why such employment ends, to not disclose to anyone the contents of this Agreement, any portion or draft hereof provided to Executive or any of Executive’s representatives in connection with the preparation of this Agreement; provided, however, that Executive may disclose such information to Executive’s legal counsel, tax advisors or financial planners on the condition that Executive shall first instruct such counsel, advisors or planners, as applicable, not to disclose such information to anyone or otherwise make use of such information outside the scope of their retention by Executive.
(iii)    Executive agrees that both during and after any employment with the Company, regardless of how, when or why such employment ends, if Executive is legally required (whether by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information or Trade Secret Information, Executive shall promptly notify the Company of such request or requirement so that the Company may seek to avoid or minimize the required disclosure and/or to obtain an appropriate protective order or other appropriate relief to ensure that any information so disclosed is maintained in confidence to the maximum extent possible by the agency or other person receiving the disclosure, or, in the discretion of the Company, to waive compliance with the provisions of this Section 5(c). Thereafter, Executive shall use reasonable efforts, in cooperation with the Company or otherwise, to avoid or minimize the required disclosure and/or to obtain such protective order or other relief. If, in the absence of a protective order or the receipt of a waiver hereunder, Executive is compelled to disclose the Confidential Information or Trade Secret Information or else stand liable for contempt or suffer other sanction, censure or penalty, Executive shall disclose only so much of the Confidential Information or Trade Secret Information to the party compelling disclosure as Executive believes in good faith, on the basis of advice of counsel, is required by law, and Executive shall give the Company prior notice of the Confidential Information or Trade Secret Information Executive believes Executive is required to disclose. The Company shall reimburse any reasonable legal fees and related expenses Executive incurs in order to comply with this Section 5(c)(iii). Notwithstanding the foregoing, nothing in this Agreement prohibits Executive from (A) making reports of possible violations of U.S. federal law or regulation to any governmental agency or entity in accordance with the provisions and rules promulgated under Section 21F of the Securities Exchange Act of 1934 (“Section 21F”), or (B) seeking or obtaining a whistleblower award from the Securities and Exchange Commission pursuant to Section 21F.

d.    Non-disparagement. During and after any employment with the Company, regardless of how, when or why such employment ends, (i) Executive shall not make, either directly or indirectly, any oral or written negative, disparaging or adverse statements or representations of or concerning the Company or its subsidiaries or affiliates, any of their clients, customers or businesses, or any of their current or former officers, directors, employees or shareholders and (ii) the Company shall use its reasonable best efforts to prevent the Company Parties (as defined below) from making any oral or written negative, disparaging or adverse statements or representations of or concerning Executive; provided, however, that nothing herein shall prohibit (i) critical communications between Executive and the Company or Company Parties during the Term and in connection with Executive’s employment, (ii) Executive or any Company Party from disclosing truthful information if legally required (whether by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) or (iii) either party from acting in good faith to enforce such party’s rights under this Agreement. For purposes of this Agreement, the term “Company Parties” shall mean the directors, executive officers and designated spokespersons of the Company, acting in their capacity as representatives of the Company.
e.    Return of Company Property. All documents, data, recordings or other property, including, without limitation, smartphones, computers and other business equipment, whether tangible or intangible, including all information stored in electronic form, obtained or prepared by or for Executive and utilized by Executive in the course of Executive’s employment with the Company shall remain the exclusive property of the Company and Executive shall return all copies of such property upon any termination of Executive’s employment and as otherwise requested by the Company during the Term.
f.    Resignation from Offices. Upon termination of Executive’s employment for any reason, Executive agrees to resign, effective as of the date of such termination, from any positions that Executive holds with the Company and its affiliates, including the Board (and any committees thereof) and the board of directors (and any committees thereof) of any of the Company’s affiliates. Executive hereby agrees to execute any and all documentation of such resignations upon request by the Company, but he shall be treated for all purposes as having so resigned upon termination of his employment, regardless of when or whether he executes any such documentation.
g.    Reasonableness. Executive acknowledges that in Executive’s capacity as Chief Executive Officer of the Company, Executive will have significant exposure and access to the Company’s Confidential Information and Trade Secret Information. In addition, Executive acknowledges that information regarding the Company’s business and financial relations with its vendors and customers is Confidential Information and is proprietary to the Company and that any interference with such relations based directly or indirectly on the use of such information would cause immeasurable and irreparable damage to the Company. Furthermore, Executive acknowledges that information regarding the Company’s employment relationships and service arrangements with its directors, officers and employees is Confidential Information, that the Company depends upon the unique talents, knowledge and expertise of its directors, officers and employees for its continued performance and that interference with such employment relationships or service arrangements would cause immeasurable and irreparable damage to the Company. Therefore, Executive acknowledges that the limitations and obligations contained in this Section 5 are, individually and in the aggregate, reasonable and properly required by the Company. Executive agrees that Executive shall not challenge or contest the reasonableness, validity or enforceability of any such limitations and obligations.
h.    No Other Obligations. Executive represents that Executive is not precluded or limited in Executive’s ability to undertake or perform the duties described herein by any contract, agreement or restrictive covenant.
i.    “Clawback” Policies. Executive acknowledges and agrees that, notwithstanding anything contained in this Agreement or any other agreement, plan or program, any incentive-based compensation or benefits contemplated under this Agreement (including Incentive Compensation and equity-based awards) shall be subject to recovery by the Company under any compensation recovery or “clawback” policy, generally applicable to senior executives of the Company, that the Company may adopt from time to time, including any policy under Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act or the requirements of any national securities exchange on which the Company’s common stock may be listed.
j.    Enforcement. Executive acknowledges and agrees that, by virtue of Executive’s position, services and access to and use of confidential records and proprietary information, any violation by Executive of any of the undertakings contained in this Section 5 would cause the Company immediate, substantial and irreparable injury for which it has no adequate remedy at law. Accordingly, Executive agrees and consents to the entry of an injunction or other equitable relief by a court of competent jurisdiction restraining any violation or threatened violation of any undertaking contained in this Section 5. Executive waives posting of any bond otherwise necessary to secure such injunction or other equitable relief. Rights and remedies provided for in this Section 5 are cumulative and shall be in addition to rights and remedies otherwise available to the parties hereunder or under any other agreement or applicable law.
k.    Cooperation with Regard to Litigation. Executive agrees to cooperate reasonably with the Company, during the Term and thereafter (including following Executive’s termination of employment for any reason), by providing information to the Company regarding matters related to his term of employment and by being available to testify on behalf of the Company in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative. In addition, except to the extent that Executive has or intends to assert in good faith an interest or position adverse to or inconsistent with the interest or position of the Company, Executive agrees to cooperate reasonably with the Company, during the Term and thereafter (including following Executive’s termination of employment for any reason), to assist the Company in any such action, suit, or proceeding by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to the Company, in each case, as reasonably requested by the Company. The Company agrees to pay

(or reimburse, if already paid by Executive) all reasonable travel and communication expenses actually incurred in connection with Executive’s cooperation and assistance.
l.    Survival. The provisions of this Section 5 shall survive the termination of the Term and any termination or expiration of this Agreement.
m.    Company. For purposes of this Section 5, references to the “Company” shall include the Company and each subsidiary and/or affiliate of the Company (and each of their respective joint ventures and equity method investees).
SECTION 6.    Code of Conduct. Executive acknowledges that Executive has read the Company’s Code of Business Conduct and Ethics and agrees to abide by its terms, as amended or supplemented from time to time, and other policies applicable to employees and executives of the Company.
SECTION 7.    Indemnification. The Company shall indemnify Executive to the full extent permitted under the Company’s Amended and Restated Certificate of Incorporation or Amended and Restated By-Laws and pursuant to any other agreements or policies in effect from time to time in connection with any action, suit or proceeding to which Executive may be made a party by reason of Executive being an officer, director or employee of the Company or of any subsidiary or affiliate of the Company.
SECTION 8.    Assignability; Binding Effect. Neither this Agreement nor the rights or obligations hereunder of the parties shall be transferable or assignable by Executive, except in accordance with the laws of descent and distribution and as specified below. The Company may assign this Agreement and the Company’s rights and obligations hereunder to any affiliate of the Company, provided that upon any such assignment the Company shall remain liable for the obligations to Executive hereunder. This Agreement shall be binding upon and inure to the benefit of Executive, Executive’s heirs, executors, administrators, and beneficiaries, and shall be binding upon and inure to the benefit of the Company and its successors and assigns.
SECTION 9.    Complete Understanding; Amendment; Waiver. This Agreement constitutes the complete understanding between the parties with respect to the employment of Executive from and after the Effective Date and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, including the Prior Employment Agreement and any entitlements to benefits or payments pursuant to any severance plan, policy, practice or arrangement maintained by the Company or any affiliate thereof as of the date this Agreement is executed by both parties, and no statement, representation, warranty or covenant has been made by either party with respect thereto except as expressly set forth herein; provided, however, except as otherwise provided in Sections 4(f) and 5(i), nothing contained in this Agreement shall limit, impair or supersede any agreement between the Company and Executive relating to grants of stock options, restricted stock units or other equity-based awards granted to Executive prior to the Effective Date, which shall remain in full force and effect in accordance with the terms of such agreements and the plan pursuant to which such awards were granted. Executive acknowledges and agrees that the termination of the Prior Employment Agreement and the execution of this Agreement does not constitute a termination of

Executive’s employment under the Prior Employment Agreement for any purpose. Except as contemplated by Section 10, this Agreement shall not be modified, amended or terminated except by a written instrument signed by each of the parties. Any waiver of any term or provision hereof, or of the application of any such term or provision to any circumstances, shall be in writing signed by the party charged with giving such waiver. Waiver by either party of any breach hereunder by the other party shall not operate as a waiver of any other breach, whether similar to or different from the breach waived. No delay by either party in the exercise of any rights or remedies shall operate as a waiver thereof, and no single or partial exercise by either party of any such right or remedy shall preclude other or further exercise thereof.
SECTION 10.    Severability. If any provision of this Agreement or the application of any such provision to any person or circumstances shall be determined by any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement, or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be enforced to the fullest extent permitted by law. If any provision of this Agreement, or any part thereof, is held to be invalid or unenforceable because of the scope or duration of or the area covered by such provision, the parties agree that the court making such determination shall reduce the scope, duration and/or area of such provision (and shall substitute appropriate provisions for any such invalid or unenforceable provisions) in order to make such provision enforceable to the fullest extent permitted by law and/or shall delete specific words and phrases, and such modified provision shall then be enforceable and shall be enforced. The parties recognize that if, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants contained in this Agreement, then that invalid or unenforceable covenant contained in this Agreement shall be deemed eliminated from these provisions to the extent necessary to permit the remaining separate covenants to be enforced. In the event that any court determines that the time period or the area, or both, are unreasonable and that any of the covenants is to that extent invalid or unenforceable, the parties agree that such covenants will remain in full force and effect, first, for the greatest time period, and second, in the greatest geographical area that would not render them unenforceable.
SECTION 11.    Survivability. The provisions of this Agreement which by their terms call for performance subsequent to termination of Executive’s employment hereunder, or of this Agreement, shall so survive such termination, whether or not such provisions expressly state that they shall so survive.
SECTION 12.    Governing Law; Arbitration.
a.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin applicable to agreements made and to be wholly performed within that State, without regard to its conflict of laws provisions.
b.    Arbitration.
(i)    Executive hereby agrees that if a dispute arises out of or relates to this Agreement, such dispute shall be finally settled by binding arbitration conducted by a single arbitrator pursuant to the Commercial Arbitration Rules of the American Arbitration Association. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. Sections 1-16, and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The place of arbitration shall be a mutually agreed upon location in Fond du Lac County, WI.
(ii)    For purpose of enforcing a decision in any proceeding pursuant to Section 12(b)(i) of this Agreement, or in the event that Section 12(b)(i) of this Agreement is found to be invalid or unenforceable, Executive consents to jurisdiction in the United States District Court for the Eastern District of Wisconsin, or if that court is unable to exercise jurisdiction for any reason, then any United States District Court of competent jurisdiction, and waives any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction or service of process and waives any objection to jurisdiction based on improper venue or improper jurisdiction.
(iii)    Each party shall pay their own costs and expenses (including court costs, the administrative fees, costs of the arbitrators and reasonable attorney fees, as applicable), unless ruled otherwise; provided, that if Executive prevails in any claim, action or proceeding conducted in accordance with this Section 12(b), Executive’s costs and attorney fees shall be paid by the Company; provided, further, that the non-prevailing party in any such claim, action or proceeding shall be responsible for fees and expenses, if any, uniquely attributable to arbitration (including the administrative fees and costs of the arbitrators). The arbitrators shall apply the same standards a court would apply to award any damages, attorney fees or costs. Executive understands that Executive is giving up no substantive rights, and this Agreement simply governs forum.
EXECUTIVE INITIALS: /s/ MS COMPANY INITIALS: /s/ ABK
c.    WAIVER OF JURY TRIAL. BY SIGNING THIS AGREEMENT, EXECUTIVE AND THE COMPANY ACKNOWLEDGE THAT THE RIGHT TO A COURT TRIAL AND TRIAL BY JURY IS OF VALUE, AND KNOWINGLY AND VOLUNTARILY WAIVE THAT RIGHT FOR ANY DISPUTE SUBJECT TO THE TERMS OF THIS ARBITRATION PROVISION.
SECTION 13.    Titles and Captions. All paragraph titles or captions in this Agreement are for convenience only and in no way define, limit, extend or describe the scope or intent of any provision hereof.
SECTION 14.    Joint Drafting. In recognition of the fact that the parties had an equal opportunity to negotiate the language of, and draft, this Agreement, the parties acknowledge and agree that there is no single drafter of this Agreement and, therefore, the general rule that ambiguities are to be construed against the drafter is, and shall be, inapplicable. If any language in this Agreement is found or claimed to be ambiguous, each party shall have the same opportunity to present evidence as to the actual intent of the parties with respect to any such ambiguous language without any inference or presumption being drawn against any party hereto.

SECTION 15.    Notices. All notices and other communications to be given or to otherwise be made to any party to this Agreement shall be deemed to be sufficient if contained in a written instrument delivered in person or duly sent by certified mail or by a recognized national courier service, postage or charges prepaid, (a) to Alliance Laundry Holdings Inc., 221 Shepard St., Ripon, WI 54971, Attn: General Counsel, (b) to Executive, at the last address shown in the Company’s records or (c) to such other replacement address as may be designated in writing by the addressee to the addressor.
SECTION 16.    Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” unless the context otherwise indicates. When a reference in this Agreement is made to a “party” or “parties,” such reference shall be to a party or parties to this Agreement unless otherwise indicated or the context requires otherwise. Unless the context requires otherwise, the terms “hereof,” “herein,” “hereby,” “hereto”, “hereunder” and derivative or similar words in this Agreement refer to this entire Agreement. Unless the context requires otherwise, words in this Agreement using the singular or plural number also include the plural or singular number, respectively, and the use of any gender herein shall be deemed to include the other genders. References in this Agreement to “dollars” or “$” are to U.S. dollars. When a reference is made in this Agreement to a law, statute or legislation, such reference shall be to such law, statute or legislation as it may be amended, modified, extended or re-enacted from time to time (including any successor law, statute or legislation) and shall include any regulations promulgated thereunder from time to time.
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IN WITNESS WHEREOF, each of the parties has duly executed this Agreement as of the date above written.

ALLIANCE LAUNDRY HOLDINGS INC.

By:	/s/ Amanda B. Kopetsky
Amanda B. Kopetsky

EXECUTIVE

/s/ Michael D. Schoeb
Michael D. Schoeb

Exhibit A
Form of General Release Agreement
RELEASE AND WAIVER OF CLAIMS
This Release and Waiver of Claims (“Release”) is made as of [●], 20[●] (the “Execution Date”), by Executive (“you” or “your”) and delivered to Alliance Laundry Holdings Inc., a Delaware corporation (the “Company”). This Release shall become effective as described in Section 5. All the terms of the Senior Executive Severance and Change in Control Plan (the “Plan”), to the extent not contrary to this Release, are incorporated by reference herein. Defined terms not otherwise defined in this Release shall have the meaning set forth in the Plan. You and the Company agree as follows:
SECTION 17.    General Release of Claims. (i)In consideration of the payments described in the Plan and for other good and valuable consideration which you acknowledge is in addition to anything of value to which you are already entitled, you, on behalf of yourself, your dependents, heirs, administrators, representatives, trustees, executors, successors and assigns and their collective legal representatives (collectively, the “Releasors”), hereby knowingly and voluntarily release and forever discharge, to the extent permissible by law, the Company, its predecessors, successors and assigns, its and their respective direct or indirect parents, subsidiaries and affiliates, and, with respect to each and all of the foregoing entities (including the Company), all of its and their respective current and former directors, officers, employees, shareholders, partners, members, representatives, insurers, trustees, attorneys, employee benefit plans and administrators or fiduciaries of such plans and agents (collectively, the “Released Parties”), from any claims, contracts, agreements, demands, rights, liens, covenants, actions, suits, obligations, debts, costs, expenses, attorneys’ fees, causes of action and liabilities of any type and claims for relief or damages of any kind or nature in law, equity or otherwise (collectively, the “Claims”), whether now known or unknown, suspected or unsuspected, which you ever had, now have, or which may arise in the future against the Released Parties, arising out of or in any way connected with your employment relationship with the Company, or your termination therefrom, resulting from any act or omission by or on the part of the Released Parties up to and including the Execution Date.
(b)    This Release includes, without limiting the generality of the foregoing, any Claim arising under any federal, state or local statutes, ordinances or common laws, including Title VII of the Civil Rights Act of 1964, the Equal Pay Act of 1963, the Age Discrimination in Employment Act of 1967 (the “ADEA”), the Older Workers Benefit Protection Act of 1990 (the “OWBPA”), the Americans With Disabilities Act of 1990, the Civil Rights Act of 1866, the Genetic Information Nondiscrimination Act of 2008, the Family and Medical Leave Act of 1993, the Fair Labor Standards Act of 1938, the Employee Retirement Income Security Act of 1974, the Civil Rights Act of 1991, the Worker Adjustment and Retraining Notification Act of 1988, [the Wisconsin Fair Employment Act, the Wisconsin Wage Claim and Payment Law, the Wisconsin Cessation of Health Care Benefits Law, the Wisconsin Family and Medical

Leave Law, the Wisconsin Personnel Records Statute and the Wisconsin Employment Peace Act]1.
(c)    Notwithstanding the foregoing, this Release shall not apply to and shall have no effect on: (i) any rights that may arise after the Execution Date; (ii) any rights to secure enforcement of the terms and conditions of this Release or the Plan, or, to the extent required by law, to challenge the validity of your waivers; (iii) any accrued or vested benefits you may have, if any, as of the Execution Date under any applicable plan, policy, practice, program, contract or agreement with the Company; or (iv) any claims for indemnification, fee advancement or insurance arising under any agreement between you and the Company or under the certificate of incorporation or other similar governing documents of the Company.
(d)    You agree not to commence, seek to participate in, or participate in, any Claim or action, whether as a member of a class or collective action or otherwise, against one or more Released Parties that seeks recovery pursuant to any federal, state or local law or ordinance (whether common law or statutory) arising out of or relating to your employment or termination thereof, or otherwise concerning any rights, obligations or other aspects of your employment relationship with the Company. You further agree that, if you commence, are a party to, or are a member of a class that commences such a Claim or action against any of the Released Parties arising from any conduct that predates the Execution Date, this Release may be used as evidence of your acknowledgement that you have been paid for all such monies due and owing up to the Execution Date and that you are owed nothing more and are entitled to no recovery whatsoever in connection therewith, and your claims shall be dismissed or class membership terminated immediately upon presentation of this Release.
SECTION 18.    Non-Waivable Rights. The parties acknowledge and agree that you are not waiving or releasing any rights which cannot be waived as a matter of law. Nothing in this Release or in the Plan, including, but not limited to, any paragraphs pertaining to confidentiality, non-disclosure, a release of claims and/or non-disparagement shall prohibit, prevent or restrict you (or your attorney) from speaking with, filing a charge with or participating in an investigation conducted by any governmental agency, including, but not limited to, the United States Equal Employment Opportunity Commission, the National Labor Relations Board, the Securities and Exchange Commission (the “SEC”), the Financial Industry Regulatory Authority, the Commodity Futures Trading Commission (the “CFTC”), the Consumer Financial Protection Bureau, the Occupational Safety and Health Administration, the Department of Justice, the U.S. Congress, any agency Inspector General or any other local, state or federal regulatory or law enforcement agency, to the extent required or permitted by law; provided, however, in the event any Claim or lawsuit is filed on your behalf against one or more of the Released Parties by any person, entity or government agency with respect to any Claims released and waived in this Release, you hereby agree to waive any and all right you may have to receive monetary damages or injunctive relief in your favor, except such waiver shall not apply to your right to seek and obtain a whistleblower award from the CFTC, the SEC or any other applicable regulatory or governmental body for which your rights cannot be waived by law, if applicable. For the avoidance of doubt, nothing in this Release or the Plan prohibits you from (i) filing and,
1 To include applicable state and local law equivalent.

as provided for under Section 21F of the Securities Exchange Act of 1934 (“Section 21F”), maintaining the confidentiality of a claim with the SEC; (ii) providing confidential information to the SEC, or providing the SEC with information that would otherwise violate this Release, to the extent permitted by Section 21F; (iii) cooperating, participating or assisting in an SEC investigation or proceeding without notifying the Company; or (iv) receiving a monetary award as set forth in Section 21F.
For the further avoidance of doubt, nothing in this Release or the Plan prohibits you from filing or disclosing any facts necessary to receive unemployment insurance, Medicaid or other public benefits to which you are entitled.
SECTION 19.    Disclosure under Defend Trade Secrets Act of 2016. You are advised that you may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret to which the Defend Trade Secrets Act applies that is either (i) made in confidence to a federal, state or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law; or (ii) made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.
SECTION 20.    CONSENT TO MANDATORY ARBITRATION. Any Claim between you and the Released Parties arising out of or relating to (i) the provisions of this Release and/or (ii) to the fullest extent allowed and enforceable under applicable law, your employment with the Company or termination thereof, or otherwise concerning any rights, obligations or other aspects of your employment relationship with the Company, shall be finally settled by binding arbitration conducted by a single arbitrator pursuant to the Commercial Arbitration Rules of the American Arbitration Association. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. Sections 1-16, and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The place of arbitration shall be a mutually agreed upon location in Fond du Lac County, WI.
For purpose of enforcing a decision in any proceeding pursuant to this Section 4 of this Release, or in the event that Section 4 of this Release is found to be invalid or unenforceable, Executive consents to jurisdiction in the United States District Court for the Eastern District of Wisconsin, or if that court is unable to exercise jurisdiction for any reason, then any United States District Court of competent jurisdiction, and waives any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction or service of process and waives any objection to jurisdiction based on improper venue or improper jurisdiction. Additionally, in the event that Section 4 of this Release is found to be invalid or unenforceable, Executive hereby waives, to the fullest extent permitted by applicable law, any right he or she may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Release.

For the avoidance of doubt, your agreement to arbitrate employment-related claims shall not prohibit you from, at your election, filing a lawsuit relating to alleged sexual harassment or sexual assault under Federal, Tribal or State law where such dispute or claim arose or accrued on or after March 3, 2022; provided, however, you expressly agree that any claim brought as part of the same case which does not relate to sexual harassment, whether arising under this Release or otherwise related to your employment or termination thereof, shall be subject to binding arbitration as provided for in this Section 4.  You acknowledge that the agreement to arbitrate in this Section 4 shall supersede any and all prior dispute resolution provisions included in any employment agreement or any prior award agreement by which you are bound, and this Section 4 shall constitute a valid amendment to all such agreements.
SECTION 21.    Notice and Right to Consider; Effective Date. You acknowledge that you have been and hereby are advised to consult with an attorney regarding the terms and effects of this Release and that you were informed you had at least [twenty-one (21)]2[forty-five (45)-]3days to consider the Release and to return an executed copy of this Release to [●]. You also acknowledge and agree that any changes to this Release, whether material or immaterial, do not restart the [twenty-one (21)-][forty-five (45)-]day period. You understand that for a period of seven (7) days following the Execution Date, you will retain the right to revoke your consent to this Release by providing written notice by regular mail and facsimile to the following:
Alliance Laundry Holdings Inc.
221 Shepard Street
Ripon, WI 54971
Attn:
This Release may also be emailed to [●]@alliancels.com. This Release will become effective and enforceable on the eighth calendar day after the date it is executed by you (the “Release Effective Date”).
SECTION 22.    Execution; Severability; Waiver; Miscellaneous. This Release may be signed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photocopies of the signed Release may be used in lieu of originals for any permitted purpose. If any provision of this Release or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Release, which can be given effect without the invalid provisions or applications, and to this end, the provisions of this Release are declared to be severable. A waiver of any one breach of this Agreement shall not constitute a waiver of any other breach of this Agreement unless expressly indicated otherwise. This Release shall be binding upon and inure to the benefit of the parties named herein and their respective heirs, legal representatives, successors and permitted assigns.

3 Note to Draft: To be 45 days for any employee who is 40 or over and terminated in connection with a “group termination”.

By your signature below, you acknowledge that you have read the foregoing Release, that you accept and agree to the provisions herein and that you hereby execute this Release knowingly and voluntarily with full understanding of its consequences.
EXECUTED this [●] day of [month], [year], at [New York, New York].

By:

Name:

Title:
THIS CONTRACT CONTAINS AN ARBITRATION AGREEMENT WHICH MAY BE ENFORCED BY THE PARTIES
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